                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 CONSECO, INC.
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                (Name of Registrant as Specified in Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing party:

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     (4) Date filed:

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(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 23, 2000

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the "Company"), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 11:00 a.m., local time, on June 23, 2000, for the following purposes:

     1. To elect four directors for terms ending in 2003; and

     2. To consider such other matters, including shareholder proposals, as may properly come before the meeting.

     Holders of record of outstanding shares of the common stock ("Common Stock") and Series F Common-Linked Convertible Preferred Stock ("Preferred Stock") of the Company as of the close of business on May 17, 2000, are entitled to notice of and to vote at the meeting. Holders of Common Stock and Preferred Stock will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of Preferred Stock have 10 votes for each share held of record.

     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                        By Order of The Board of Directors

                                        John J. Sabl, Secretary

May 23, 2000
Carmel, Indiana

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032
--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on June 23, 2000, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about May 23, 2000. Proxies are being solicited principally by mail. Georgeson Shareholder Communications, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $18,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

     If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the nominees for director (Proposal 1) and against the shareholder proposal (Proposal 2). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

     Only holders of record of shares of Conseco's common stock ("Common Stock") and shares of Conseco's Series F Common-Linked Convertible Preferred Stock ("Preferred Stock" and, together with the Common Stock, the "Conseco Voting Stock") as of the close of business on May 17, 2000, will be entitled to vote at the meeting. On such record date, Conseco had 325,264,121 shares of Common Stock and 2,617,631 shares of Preferred Stock outstanding and entitled to vote. Holders of Common Stock and Preferred Stock will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of Preferred Stock will be entitled to 10 votes with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

     The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the four nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have no effect on any matter submitted to the shareholders for a vote at the Annual Meeting.

                              SECURITIES OWNERSHIP

     The following table sets forth information as of May 17, 2000 (except as otherwise noted) regarding ownership of Common Stock (excluding shares held by subsidiaries of the Company not entitled to vote) and Preferred Stock by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 12 individually, and by all current Directors and executive officers of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the Director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. See Executive Compensation, Related Party Transactions and Other Information.

                                                                             SHARES OWNED AND
                                                                            NATURE OF OWNERSHIP
                                                                        ---------------------------
TITLE OF CLASS                    NAME AND ADDRESS(1)                       NUMBER          PERCENT
--------------                    -------------------                       ------          -------
                 5-Percent Owners:
Preferred
  Stock          Thomas H. Lee Equity Fund IV, L.P. (2)...............   2,617,631(2)         100%
                 75 State Street
                 Boston, MA 02109
Common Stock     Thomas H. Lee Equity Fund IV, L.P....................  26,176,310(2)(3)      7.4%
                 75 State Street
                 Boston, MA 02109
Common Stock     Oppenheimer Capital..................................  21,317,567(4)         6.5%
                 1345 Avenue of the Americas
                 New York, NY 10105
Common Stock     Alex. Brown Investment Management....................  16,802,968(5)         5.1%
                 One South Street
                 Baltimore, MD 21202
                 Directors and Executive Officers:
Common Stock     Maxwell E. Bublitz...................................     810,458(6)           *
Common Stock     Lawrence M. Coss.....................................   7,330,123(7)         2.2%
Common Stock     Ngaire E. Cuneo......................................   3,006,535(8)           *
Common Stock     David R. Decatur, M.D................................     563,214(9)           *
Common Stock     Rollin M. Dick.......................................   6,579,997(10)        2.0%
Common Stock     Donald F. Gongaware..................................   3,344,800(11)        1.0%
Common Stock     Thomas M. Hagerty....................................  23,315,020(12)        6.7%
Common Stock     David V. Harkins.....................................  23,335,126(13)        6.7%
Common Stock     M. Phil Hathaway.....................................     180,151(14)          *
Common Stock     Stephen C. Hilbert...................................  18,968,252(15)        5.7%
Common Stock     Thomas J. Kilian.....................................     952,720(16)          *
Common Stock     James D. Massey......................................     579,261(17)          *
Common Stock     Dennis E. Murray, Sr.................................   4,013,710(18)        1.2%
Common Stock     John M. Mutz.........................................      47,300(19)          *
Common Stock     Robert S. Nickoloff..................................     120,498(20)          *
Common Stock     Directors and executive officers as a group (17        46,162,550(21)       13.1%
                 persons).............................................

------------
 (1) Address given for 5-percent owners only.

 (2) The shareholder listed, together with certain affiliates and other entities and individuals (including Messrs. Hagerty and Harkins), jointly filed a
     Schedule 13D on December 22, 1999 relating to the purchase of an aggregate of 2,597,403 shares of Preferred Stock, each share of which is convertible into 10 shares of Common Stock. The amount listed in the table reflects additional shares of Preferred Stock which have been issued in payment of dividends since the date of the Schedule 13D filing.

 (3) Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock.

 (4) According to a Schedule 13G dated February 11, 2000, filed with the SEC, Oppenheimer Capital is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G indicates that it was filed on behalf of Oppenheimer Capital, a Delaware general partner-ship and/or certain investment advisory clients or discretionary accounts relating to their collective beneficial ownership of Common Stock. The
     Schedule 13G indicates that Oppenheimer Capital has the sole power to dispose of the shares and to vote the shares under its written guidelines established by its Management Board.

 (5) According to a Schedule 13G filed with the SEC on February 18, 2000, Alex. Brown Investment Management had (as of December 31, 1999) sole voting power with respect to 5,372,702 of such shares and sole dispositive power with respect to 16,781,772 of such shares.

 (6) Includes 184,032 shares subject to options which are exercisable currently or within 60 days of May 17, 2000, 76,000 shares held by a limited partnership of which Mr. Bublitz is the general partner, 10,000 shares subject to a currently exerciseable warrant held by him and 14,556 shares attributable to his account under the ConsecoSave Plan, a 401(k) savings plan.

 (7) Includes 2,238,659 shares subject to options which are exercisable currently or within 60 days of May 17, 2000, 79,918 shares held by his spouse, 14,663 shares held by minor children and 73,320 shares held by LVC Investment Company, Inc.

 (8) Includes 106,000 shares which are held by trusts for the benefit of Ms. Cuneo's children, 1,024,640 shares subject to options which are exercisable currently or within 60 days of May 17, 2000, 10,000 shares subject to a currently exercisable warrant held by her and 960 shares attributable to her account under the ConsecoSave Plan.

 (9) Includes 14,000 shares subject to options which are exercisable currently or within 60 days of May 17, 2000 and 710 shares held by a partnership of which Dr. Decatur is a general partner.

(10) Includes 721,041 shares owned by Mr. Dick's wife, 545,923 shares (including 20,000 subject to a currently exercisable warrant) owned by a charitable foundation as to which shares he shares voting and investment power, 2,485,040 shares owned by limited partnerships of which Mr. Dick is the general partner, 1,812,899 shares subject to options which are exercisable currently or within 60 days of May 17, 2000, 317,900 shares owned by trusts as to which Mr. Dick's wife has sole voting and investment power and 1,576 shares attributable to Mr. Dick's account under the ConsecoSave Plan. Share ownership information is as of April 28, 2000. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife, the trusts as to which she has sole voting and investment power, and the charitable foundation.

(11) Includes 75,600 shares (including 20,000 subject to a currently exercisable warrant) owned by a charitable foundation as to which Mr. Gongaware shares voting and investment power, 718,425 shares owned by charitable trusts as to which he shares voting and investment power, 131,747 shares owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 3,000 shares subject to options held by Mr. Gongaware which are exercisable within 60 days of May 17, 2000 and 1,442 shares attributable to Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by the trusts as to which his wife has sole voting and investment power and the charitable foundation.

(12) The address for Mr. Hagerty is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of the Preferred Stock. Of those shares of Common Stock, 20,554,246 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 704,131 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 1,996,297 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Hagerty disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(13) The address for Mr. Harkins is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock. Of those shares of Common Stock, 8,102 shares are beneficially owned by the 1995 Harkins Gift Trust,

     20,554,246 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 704,131 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 1,996,297 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Harkins disclaims beneficial ownership of all shares except to the extent of his pecuniary interest.

(14) Includes 16,000 shares owned by Mr. Hathaway's wife and 54,000 shares subject to options which are exercisable currently or within 60 days of May 17, 2000.

(15) The address for Mr. Hilbert is c/o P.O. Box 90198, Indianapolis, IN 46290-0198. Includes 5,689,132 shares subject to options which are exercisable currently or within 60 days of May 17, 2000, 3,732,183 shares owned by trusts as to which he has voting and investment power, 60,000 shares owned by a trust as to which Mr. Hilbert's wife has sole voting and investment power, 975,000 shares (including 20,000 subject to a currently exercisable warrant) held by a charitable foundation as to which he shares voting and investment power and 16 shares attributable to his account under the ConsecoSave Plan. Share ownership information is as of April 28, 2000. Mr. Hilbert expressly disclaims beneficial ownership of all shares owned by the trust as to which his wife has sole voting and investment power and the charitable foundation.

(16) Includes 186,823 shares subject to options which are exercisable currently or within 60 days of May 17, 2000 and 3,434 shares attributable to Mr. Kilian's account under the ConsecoSave Plan.

(17) Includes 54,000 shares subject to options which are exercisable currently or within 60 days of May 17, 2000.

(18) Includes 796 shares owned by Mr. Murray's wife, 1,724,828 shares owned by a limited partnership of which Mr. Murray is general partner, 631,408 shares owned by retirement plans as to which Mr. Murray has sole voting and investment power and 54,000 shares subject to options which were exercisable currently or within 60 days of May 17, 2000. Mr. Murray expressly disclaims beneficial ownership of the shares held by his wife.

(19) Includes 6,000 shares subject to options which are exercisable currently or within 60 days of May 17, 2000 and 1,300 shares held by Mr. Mutz's wife. Mr. Mutz expressly disclaims beneficial ownership of the shares held by his wife.

(20) Includes 55,990 shares subject to options which are exercisable currently.

(21) Includes 23,395,472 shares of Common Stock which may be acquired upon conversion of Preferred Stock and 4,603,637 shares subject to outstanding stock options and warrants which are exercisable currently or within 60 days of May 17, 2000.

  *  Less than 1%.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors consists of 12 members (including one vacancy), divided into three classes. Each of the four Directors to be elected at the Annual Meeting has been nominated to serve a term of three years expiring in 2003. All Directors will serve until their successors are duly elected and qualified.

     In December 1999, the Board of Directors was increased from 11 members to 12 members and Mr. Harkins was added to the Board under the terms of a securities purchase agreement pursuant to which Thomas H. Lee Equity Fund IV, L.P. and certain other purchasers acquired an aggregate of $500 million of Preferred Stock. On April 28, 2000, Messrs. Hilbert and Dick resigned as directors and officers of Conseco. Mr. Hagerty was elected by the Board to fill the vacancy which resulted from Mr. Dick's resignation. The Board has not yet filled the vacancy resulting from the resignation of Mr. Hilbert, whose term as a Director had been scheduled to expire in 2001.

     Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of
Conseco:

                                      DIRECTOR        POSITIONS WITH CONSECO, PRINCIPAL         TERM
            NAME AND AGE               SINCE         OCCUPATION AND BUSINESS EXPERIENCE       EXPIRING
            ------------              --------       ----------------------------------       --------
Nominees for Election as Directors:
Lawrence M. Coss, 61................    1998     Private Investor. Founder, Chief Executive     2003
                                                   Officer and Director of Green Tree
                                                   Financial Corporation (now known as
                                                   Conseco Finance Corp.) from 1975 to 1998.
Thomas M. Hagerty, 37...............    2000     Since 1999, Managing Director of Thomas H.     2003
                                                   Lee Partners, and, since 1993, Managing
                                                   Director of Thomas H. Lee Company. Also a
                                                   Director of Metris Companies, Inc., ARC
                                                   Holdings, Cott Corp., Freedom Securities
                                                   Corporation and Syratech Corp.
James D. Massey, 65(1)(2)...........    1994     Retired. Formerly, President and Deputy        2003
                                                 Chief Executive Officer of Merchants
                                                   National Corp. and Chairman, President
                                                   and Chief Executive Officer of Merchants
                                                   National Bank (banking).
Dennis E. Murray, Sr., 60(1)(2).....    1994     Since 1964, partner or principal of the        2003
                                                 Ohio law firm of Murray & Murray Co.,
                                                   L.P.A. and its predecessor. Also a
                                                   Certified Public Accountant.

                                      DIRECTOR        POSITIONS WITH CONSECO, PRINCIPAL         TERM
            NAME AND AGE               SINCE         OCCUPATION AND BUSINESS EXPERIENCE       EXPIRING
            ------------              --------       ----------------------------------       --------
Directors Whose Terms of Office will
  Continue After the Meeting:
David R. Decatur, M.D., 61..........    1995     Since 1967, a physician practicing in          2002
                                                   Indianapolis, Indiana. Since 1997,
                                                   President and Medical Director of Decatur
                                                   Medical Center (family practice
                                                   medicine).
Donald F. Gongaware, 64.............    1985     Retired. From 1985 to 1998, Executive Vice     2002
                                                   President of Conseco.
John M. Mutz, 64(2).................    1997     Since 1999, investor and consultant.           2002
                                                 President of PSI Energy, Inc. (electric
                                                   utility) from 1994 to 1999. From 1989 to
                                                   1993 President of Lilly Endowment Inc.
                                                   (charitable foundation). From 1980 to
                                                   1988, Lieutenant Governor of the State of
                                                   Indiana.
Robert S. Nickoloff, 71.............    1998     From 1993 to present, Chairman of KMN, Inc.    2002
                                                   (medical venture capital). From 1999 to
                                                   present, General Counsel of Venturi Group
                                                   LLC (medical venture capital). Also a
                                                   Director of Integ Incorporated. Former
                                                   Director of Green Tree Financial
                                                   Corporation.
Ngaire E. Cuneo, 49.................    1994     Since 1992, Executive Vice President,          2001
                                                 Corporate Development of Conseco. Also a
                                                   Director of Duke Realty Investments, Inc.
David V. Harkins, 59................    1999     Since April 28, 2000, interim Chairman of      2001
                                                 the Board and Chief Executive Officer of
                                                   Conseco. Since 1999, President of Thomas
                                                   H. Lee Partners and since its founding in
                                                   1974 has been affiliated with the Thomas
                                                   H. Lee Company, currently serving as
                                                   Senior Managing Director. Also a Director
                                                   of Metris Companies, Inc., Cott Corp.,
                                                   Fisher Scientific International Inc.,
                                                   Freedom Securities Corporation, Stanley
                                                   Furniture Company, Inc. and Syratech
                                                   Corp.
M. Phil Hathaway, 70(1)(2)..........    1984     Retired. Formerly, Treasurer of Cook Group,    2001
                                                 Inc. (medical equipment, property and
                                                   casualty insurance, and real estate
                                                   development operations). Also a Certified
                                                   Public Accountant.

------------
(1) Member of Compensation Committee

(2) Member of Audit Committee.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                             AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is authorized to set the compensation of Conseco's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Compensation Committee seeks to align the interests of senior executive management with the interests of shareholders by providing for a substantial portion of the compensation paid to such officers to be tied directly to the financial results of the Company and the performance of the Common Stock. The Compensation Committee administers the 1994 Stock and Incentive Plan (the "1994 Plan"), the 1997 Non-Qualified Stock Option Plan (the "1997 Plan") and other incentive plans. The Compensation Committee is currently composed of three non-employee members of the Board.

     CEO Compensation

     In 1998 Conseco and Mr. Hilbert entered into a new employment agreement (the "CEO Contract"). The CEO Contract provided for an annual salary of $1 million. In addition, Mr. Hilbert was entitled to receive an annual bonus equal to the lesser of a non-discretionary amount ($13.5 million for 1999 prior to the revision described below) or 3 percent of Net Profits. Mr. Hilbert was entitled to receive an additional bonus for any year in excess of this amount only if payment of that additional bonus amount would not cause the total bonus to exceed 3 percent of the annual Net Profits and the Company's return on equity ("ROE") for such year after giving effect to such bonus would be at least 15 percent. In addition, the Compensation Committee had the authority under the CEO Contract to reduce any such additional bonus. The Company's ROE for 1999 was less than 15%. Consequently, Mr. Hilbert's bonus for 1999 would have been $13.5 million, but Mr. Hilbert agreed that his bonus, after reduction for cash to pay taxes, relating to the last three quarters of 1999, was to be paid in shares of Common Stock valued at the higher of $50 per share or market. Consequently his bonus for 1999 consisted of 108,221 shares of Common Stock and $5,466,056 in cash. "Net Profits" means the Company's Income from Continuing Operations, as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to Mr. Hilbert and the executive officers of the Company. "Income from Continuing Operations" means the Company's income from continuing operations, excluding for this computation the effect (in each case net of tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effect of changes in accounting principles.

     Compensation of Other Executive Officers

     Bonuses for the executive officers other than the Chief Executive Officer (the "Executive Officers") are paid pursuant to the Conseco Performance-Based Compensation Plan for Executive Officers (the "Executive Officer Plan") which was approved by the shareholders at their 1998 annual meeting. The performance-based criteria contained in the Executive Officer Plan are similar to those contained in the bonus provision of the CEO Contract. The Executive Officer Plan provides that the maximum bonus (the "Maximum Bonus") payable to one of the Executive Officers per year is 1% of Net Profits under this plan (defined in substantially the same manner as under the CEO Contract).

     A separate calculation is then made in accordance with the Executive Officer Plan to deterimine what portion, if any, of the Maximum Bonus in excess of a specified base amount ($4.5 million for 1999) could be paid per Executive Officer and still permit the Company's ROE for such year to be at least 15 percent (such amount exceeding the base amount and meeting such 15 percent ROE test for such fiscal year is referred to as the "Additional Potential Bonus"); provided that no Executive Officer shall receive a bonus pursuant to this plan for a fiscal year in excess of such base amount to the extent such total bonus would exceed one-third of the total bonus paid to Conseco's chief executive officer for such year. For 1999 there was no Additional Potential Bonus.

     Further, upon the recommendation of Conseco's chief executive officer, the Compensation Committee may reduce the amount of the bonus that would have been payable to any of the Executive Officers. The Executive Officer Plan provides that such reduction shall be at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders. For 1999, the chief executive officer recommended a reduction in the bonuses payable to certain Executive Officers listed in the Summary Compensation Table on page 12 from the maximum amount payable of $4.5 million to the amounts listed on the table. The Compensation Committee determined that the bonuses recommended by the chief executive officer were appropriate based on the results of the Company's operations during 1999 and the responsibilities which each Executive Officer assumed during 1999.

     Stock Options

     The Compensation Committee views the grant of stock options to be a key long-term incentive reward program for the Company's officers, including the Executive Officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the Executive Officer level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation. Options have been granted periodically to the Executive Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability. The number of options granted to the chief executive officer and the other Executive Officers is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company.

     In February 1999, the Board of Directors approved an option exercise reload program under which Mr. Hilbert and the Named Officers exercised outstanding vested stock options to purchase 4,031,200 shares of Common Stock. The options exercised would otherwise have remained exercisable until the years 2004 through 2005. As a result of these exercises, the Company will be able to realize a tax deduction of approximately $64 million, equal to the aggregate tax gain recognized by the executives as a result of the exercise plus Company payroll taxes. No cash was either received or paid by the participants in the program; participants paid for the exercised options and a portion of the taxes associated with the exercises by tendering 2,183,598 previously owned shares and Conseco withheld 706,365 shares from the exercise proceeds to cover required federal and state tax withholding for the exercise transactions. As part of the inducement to exercise the options, the Compensation Committee also granted new options at the current market price to Mr. Hilbert and the Named Officers who participated in the reload program equal to the number of shares surrendered and withheld for the exercise prices and taxes.

     Net of withheld and tendered shares, the participants received 1,141,237 shares of Common Stock in the reload program. As a result of such exercise, the number of shares owned by executives increased and the dilution attributable to stock options decreased. The reload program also made it possible for the executives to avoid having to sell a large number of shares in the open market to pay the tax obligations generated by the option exercise, thereby eliminating a potentially adverse effect on the market price of the Common Stock.

     The Compensation Committee believes options previously granted provided incentives to the Executive Officers to make significant contributions to Conseco. The Compensation Committee desired to continue such incentives by making the reload option grants.

     Stock Units

     The Executive Officers and outside Directors of Conseco are eligible to receive annual stock unit awards under the 1994 Stock Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the 1994 Stock Plan and all similar awards under the deferred compensation program since

January 1, 1989, may not exceed Conseco's consolidated total net gains from the sale of investments since January 1, 1989. Conseco's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco's earnings per share (reduced by the earnings per share attributable to gains or losses from the sale of investments) for such year exceed 110 percent of such earnings per share for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant's salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See Employment Contracts and Change-In-Control Arrangements for the definition of change of control for this purpose.

                                          COMPENSATION COMMITTEE

                                          James D. Massey, Chairman
                                          M. Phil Hathaway
                                          Dennis E. Murray, Sr.

FIVE-YEAR PERFORMANCE GRAPH

     The Performance Graph below compares Conseco's cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1994 to December 31, 1999) with the cumulative total return of (i) the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"), (ii) the Dow Jones Life Insurance Index and (iii) the Standard & Poor's Financial Index (the "S&P Financial Index"). The S&P Financial Index was selected to replace the Dow Jones Life Insurance Index to reflect the broader financial services business of Conseco after its acquisition of Conseco Finance Corp. in June 1998. The comparison for each of the periods assumes that $100 was invested on December 31, 1994 in each of the Common Stock, the stocks included in the S&P 500 Index, the stocks included in the Dow Jones Life Insurance Index and the stocks included in the S&P Financial Index and that all dividends were reinvested. Conseco has been included in the S&P 500 Index since January 15, 1997 and in the Dow Jones Life Insurance Index since July 1, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
 AMONG CONSECO, S&P 500 INDEX, DOW JONES LIFE INSURANCE INDEX AND S&P FINANCIAL
                                     INDEX
PERFORMANCE GRAPH

                                                                                       DJ LIFE INSURANCE
                                           CONSECO, INC.          S&P 500 INDEX              INDEX*          S&P FINANCIAL INDEX
                                           -------------          -------------        -----------------     -------------------
1994                                           100                    100                    100                    100
1995                                           146                    138                    139                    154
1996                                           298                    169                    184                    208
1997                                           428                    226                    272                    308
1998                                           292                    290                    342                    344
1999                                           175                    351                    299                    357

-------------------------------------------------------------------------------------------------------------------
                                                                                             Five-Year Average
                                                  1994   1995   1996   1997   1998   1999   Annual Total Return
-------------------------------------------------------------------------------------------------------------------
 Conseco, Inc.                                    $100   $146   $298   $428   $292   $175           12%
-------------------------------------------------------------------------------------------------------------------
 S&P 500 Index                                    $100   $138   $169   $226   $290   $351           29%
-------------------------------------------------------------------------------------------------------------------
 DJ Life Insurance Index                          $100   $139   $184   $272   $342   $299           24%
-------------------------------------------------------------------------------------------------------------------
 S&P Financial Index                              $100   $154   $208   $308   $344   $357           29%
-------------------------------------------------------------------------------------------------------------------

14-YEAR PERFORMANCE GRAPH

     The Performance Graph below compares Conseco's cumulative total shareholder return since December 31, 1985 (the year in which Conseco completed its initial public offering) to the same indices shown on the five-year graph. As with the five-year graph, this comparison assumes that $100 was invested in Conseco and each index at the start of the period and that all dividends were reinvested.

                 COMPARISON OF 14-YEAR CUMULATIVE TOTAL RETURN
 AMONG CONSECO, S&P 500 INDEX, DOW JONES LIFE INSURANCE INDEX AND S&P FINANCIAL
                                     INDEX
[PERFORMANCE GRAPH]

                                                                                       DJ LIFE INSURANCE
                                           CONSECO, INC.          S&P 500 INDEX              INDEX*          S&P FINANCIAL INDEX
                                           -------------          -------------        -----------------     -------------------
1985                                            100                   100                    100                    100
1986                                            160                   119                    112                    103
1987                                            161                   125                     91                     86
1988                                            157                   145                    119                    100
1989                                            389                   191                    190                    127
1990                                            407                   185                    162                    100
1991                                           1796                   242                    241                    150
1992                                           2706                   260                    316                    185
1993                                           3246                   287                    316                    206
1994                                           2547                   290                    283                    198
1995                                           3716                   399                    394                    305
1996                                           7593                   491                    522                    413
1997                                          10901                   655                    771                    611
1998                                           7437                   842                    968                    681
1999                                           4453                  1019                    846                    709

---------------------------------------------------------------------------------------------------------------------------------

                          1985   1986   1987   1988   1989   1990    1991     1992     1993     1994     1995     1996     1997
---------------------------------------------------------------------------------------------------------------------------------
 Conseco, Inc.            $100   $160   $161   $157   $389   $407   $1,796   $2,706   $3,246   $2,547   $3,716   $7,593   $10,901
---------------------------------------------------------------------------------------------------------------------------------
 S&P 500 Index            $100   $119   $125   $145   $191   $185   $  242   $  260   $  287   $  290   $  399   $  491   $   655
---------------------------------------------------------------------------------------------------------------------------------
 DJ Life Insurance
  Index*                  $100   $112   $91    $119   $190   $162   $  241   $  316   $  316   $  283   $  394   $  522   $   771
---------------------------------------------------------------------------------------------------------------------------------
 S&P Financial Index*     $100   $103   $86    $100   $127   $100   $  150   $  185   $  206   $  198   $  305   $  413   $   611
---------------------------------------------------------------------------------------------------------------------------------

------------------------  ---------------------------------------
                                            Fourteen-Year Average
                           1998     1999     Annual Total Return
------------------------  ---------------------------------------
 Conseco, Inc.            $7,437   $4,453            31%
------------------------
 S&P 500 Index            $  842   $1,019            18%
------------------------
 DJ Life Insurance
  Index*                  $  968   $  846            16%
------------------------
 S&P Financial Index*     $  681   $  709            15%
------------------------

* Dow Jones Life Insurance Index total return estimated for 1986 and 1987. Official Dow Jones Life Insurance Index total return data unavailable prior to September 30, 1987.

S&P Financial total return estimated for 1986, 1987 and 1988. Official S&P Financial total return data unavailable prior to 12/31/88.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board and Chief Executive Officer of Conseco during 1999, and the other four most highly compensated executive officers of Conseco in 1999 (collectively, the "Named Officers").

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                               ANNUAL COMPENSATION                         AWARDS
                                        ----------------------------------   ----------------------------------
                                                                                                NUMBER OF
                                                                             RESTRICTED   SECURITIES UNDERLYING
                                                                               STOCK          OPTIONS/SARS           ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS      OTHER(1)   AWARDS(2)       (IN SHARES)(3)       COMPENSATION(4)
  ---------------------------    ----     ------       -----      --------   ----------   ---------------------   ---------------
Stephen C. Hilbert (5).........  1999   $1,000,000   $7,895,391(6) $123,254  $1,192,369         2,047,443            $835,974
Chairman of the Board,           1998    1,000,000   13,500,000    130,714    1,275,891         2,571,897             754,568
  President
  and Chief Executive Officer    1997      250,000   15,000,000    163,240    4,156,373         2,561,792               4,297
Ngaire E. Cuneo................  1999      250,000    4,500,000                 390,635           221,814               4,745
Executive Vice President,        1998..    250,000    1,235,000                 109,718           422,967               4,991
  Corporate Development          1997      250,000    2,612,000                 780,035           621,859               4,983
Rollin M. Dick (5).............  1999      250,000    3,800,000                 333,041           609,812             592,360
Executive Vice President         1998      250,000    3,816,000                 302,094           741,635             554,510
  and Chief Financial Officer    1997      250,000    3,816,000               1,108,184           853,452              20,669
Thomas J. Kilian (5) (7).......  1999      250,000    2,000,000                 185,023             5,447               3,570
Executive Vice President         1998      237,148    1,262,852                  56,520           352,576               3,896
  and Chief Operations Officer
Maxwell E. Bublitz(7)..........  1999..    250,000    1,800,000                 168,576             5,447               3,227
Senior Vice President,           1998      250,000    1,400,000                  28,558           201,785               3,608
  Investments

-------------------------
(1) Amounts for all years include imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988 ($106,590 in 1999, $107,413 in 1998 and $116,470 in 1997). The other Named Officers did not have other annual compensation for 1999, 1998 or 1997 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1999 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1999 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 2000, the date of award. The amounts shown for 1998 in this column represent the value of stock units awarded for 1998 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1999, the date of award. The amounts shown for 1997 in this column represent the value of stock units awarded for 1997 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1998, the date of the award. Dividends are paid on the stock units. Units awarded to Mr. Dick vest immediately pursuant to the terms of the 1994 Stock Plan. The table below shows the aggregate holdings of stock units at March 31, 2000 as if outstanding on December 31, 1999, the aggregate value of such stock units as of December 31, 1999 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

                                                                AGGREGATE
                                                                UNITS IN       AGGREGATE
                                                              PARTICIPANT'S    VALUE AT      VESTED
                                                                 ACCOUNT       12/31/99       UNITS
                                                              -------------    ---------     ------
Stephen C. Hilbert..........................................      425,680     $ 7,502,610           0
Ngaire E. Cuneo.............................................      224,412       3,955,262      96,134
Rollin M. Dick..............................................      306,397       5,400,247     306,397
Thomas J. Kilian............................................       20,168         355,461           0
Maxwell E. Bublitz..........................................       19,070         336,109           0

    Mr. Hilbert's unvested stock units were forfeited upon termination of his employment. Stock units previously awarded to Ms. Cuneo will vest in the next three years conditioned upon continued employment with Conseco as follows (none of the units awarded to Messrs. Kilian or Bublitz will vest in the next three years):

                                                                12/31/00    12/31/01    12/31/02
                                                                --------    --------    --------
Ngaire E. Cuneo.............................................     47,782      23,638      13,814

(3) No stock appreciation rights have been granted.

(4) For 1999, the amounts reported in this column represent amounts paid for the Named Officers for (i) the value of premiums paid for split-dollar life insurance; (ii) individual life insurance premiums; (iii) group life insurance premiums; and (iv) the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer. The amounts listed in the first column below represent the estimated value of the portion of insurance premiums paid by Conseco pursuant to split-dollar insurance agreements. Such premiums are expected to be repaid to Conseco (without interest) from the death benefits paid pursuant to the terms of the insurance policies. The estimated value is calculated as if the 1999 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premiums.

                                         VALUE OF PREMIUMS       INDIVIDUAL     GROUP LIFE
                                          PAID FOR SPLIT-      LIFE INSURANCE   INSURANCE    CONSECOSAVE PLAN
                                       DOLLAR LIFE INSURANCE      PREMIUMS       PREMIUMS     CONTRIBUTIONS
                                       ---------------------   --------------   ----------   ----------------
Stephen C. Hilbert...................        $835,122             $    --         $  852          $   --
Ngaire E. Cuneo......................              --               1,175            528           3,042
Rollin M. Dick.......................         562,421              22,770          4,127           3,042
Thomas J. Kilian.....................              --                  --            528           3,042
Maxwell E. Bublitz...................              --                  --            366           2,861

(5) The titles shown were those held throughout 1999. Mr. Kilian succeeded Mr. Hilbert as President in February 2000. Mr. Hilbert and Mr. Dick resigned as Directors and officers of Conseco on April 28, 2000.

(6) Mr. Hilbert agreed that his bonus, after reduction for cash to pay taxes, relating to the last three quarters of 1999, was to be paid in shares of Common Stock valued at the higher of $50 per share or market. Consequently, his bonus for 1999 consisted of 108,221 shares of Common Stock (which are reflected in the table at the values at the respective dates of issuance) and $5,466,056 in cash.

(7) No compensation information is reported for years prior to the year in which the Named Officer became an executive officer of the Company.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Conseco has an employment agreement with Ms. Cuneo for a term ending December 31, 2001, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or the Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits. Conseco also has an employment agreement with Mr. Kilian for a term ending December 31, 2002, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits. Conseco also has an employment agreement with Mr. Bublitz for a term ending December 31, 2002, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors (but not less than $750,000 for the years 1999 and 2000), a severance allowance upon termination of employment and certain insurance and other fringe benefits.

     Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement in anticipation of or following a change in control of Conseco (a "Control Termination"), a severance allowance equal to 60 months of his or her monthly rate of salary, bonus and other benefits. Such severance allowance is to be grossed-up to cover any applicable excise taxes. For such purposes a Control Termination includes, among other things, a significant change in the nature or scope of his or her duties, a reduction in his or her total compensation or the employee giving a notice of termination to Conseco during the six-month period commencing six months after the change in control. In the event of a Control Termination, the employee also may elect to have Conseco purchase all options to purchase Common Stock or successor securities (in the case of Ms. Cuneo without deduction of the applicable exercise prices) held by such person at a price per share equal to the greater of (i) the price of the Common Stock at the time of the change of control (or in the case of a change of control effected through a series of related transactions or in a single transaction in which less than all outstanding shares of common stock are acquired, the highest price paid to holders of Common Stock in any such transaction) and (ii) the market price (based on a 20-trading day average) on the day prior to the time the executive exercises this election (collectively, the "Put Price").

     As defined in the employment agreements for Ms. Cuneo and Messrs. Kilian and Bublitz, "change in control" generally means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on May 26, 1999; provided that, without limitation, a "change in control" shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors or (iii) any reorganization, merger or consolidation (or issuance of shares of Common Stock in connection therewith) has occurred unless immediately after any such reorganization, merger or consolidation, (A) more than 60 percent of the outstanding shares of common stock and voting power of the outstanding securities of the surviving or resulting corporation are then beneficially owned, directly or indirectly, by all of the individuals or entities who beneficially owned the outstanding common stock and voting securities of the Company immediately prior thereto in substantially the same proportions relative to each other as their ownership immediately prior thereto and (B) at least a majority of the members of the board of directors of the surviving or resulting corporation were members of the Company's Board of Directors at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares; provided, however, that no change in control shall be deemed to have occurred under such employment agreements upon any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of Conseco's Board of Directors and such person's ownership is for investment purposes.

     See the discussion under the table headed Option Grants in 1999 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1999. For stock units awarded under the Company's deferred compensation program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Conseco before the Transaction shall cease to constitute a majority of the Board of Directors of Conseco or any successor to Conseco; (iii) Conseco is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of Conseco, other than (a) affiliates within the meaning of the Exchange Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding voting securities; or (v) Conseco transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Conseco.

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 1999 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1999.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS (IN SHARES) AT        IN-THE-MONEY OPTIONS AT
                               NUMBER OF                       DECEMBER 31, 1999(2)          DECEMBER 31, 1999(3)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   -----------   -----------   -------------   -----------   -------------
Stephen C. Hilbert........     2,852,000      $45,654,000    5,681,132      1,508,000      $     --      $    44,500
Ngaire E. Cuneo...........       308,000        4,950,000    1,016,640        258,000            --           44,500
Rollin M. Dick............       852,000       13,654,000    1,804,899        408,000            --           44,500
Thomas J. Kilian..........         9,600          176,925      186,823        587,600       273,325          450,850
Maxwell E. Bublitz........         9,600          176,925      184,032        635,600       262,200          439,725

------------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise ($30.81) over the relevant exercise prices, which in each case were equal to the market values on the dates the options were originally granted. These stock option exercises occurred in February 1999 as part of an option exercise reload program approved by the Board of Directors. As a result of these exercises, the Company will be able to realize a tax deduction of approximately $64 million. No cash was either received or paid by the participants in the program. Participants paid for the exercised options and a portion of the taxes associated with the exercise by tendering approximately 2,183,598 previously owned shares and by having Conseco withhold 706,365 shares from the exercise proceeds to cover required federal and state tax withholding. The Common Stock received by the Named Officers as a result of such stock option exercises was as follows:
    Mr. Hilbert, 804,557 shares; Ms. Cuneo, 86,186 shares; Mr. Dick, 242,188 shares; Mr. Kilian, 4,153 shares; and Mr. Bublitz, 4,153 shares.

(2) The average exercise price for the unexercised options listed below is as follows: Mr. Hilbert, $37.59; Ms. Cuneo, $38.20; Mr. Dick, $37.58; Mr. Kilian, $33.58; and Mr. Bublitz, $29.78.

(3) The value is calculated based on the aggregate amount of the excess of $17.625 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange ("NYSE") for the last business day of 1999) over the relevant exercise prices, excluding grants for which such difference is equal to or less than zero.

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1999 to the five Named Officers.

                             OPTION GRANTS IN 1999

                                                            INDIVIDUAL GRANTS
                              ------------------------------------------------------------------------------
                                                % OF TOTAL
                               NUMBER OF      OPTIONS GRANTED    PER SHARE                     GRANT DATE
                                OPTIONS       TO EMPLOYEES IN    EXERCISE     EXPIRATION        PRESENT
            NAME                GRANTED            1999          PRICE(1)        DATE           VALUE(2)
            ----               ---------      ---------------    ---------    ----------       ----------
Stephen C. Hilbert..........  2,047,443(3)         26.5%          $30.81        2/23/09       $14,055,491
Ngaire E. Cuneo.............    221,814(3)          2.9            30.81        2/23/09         1,522,731
Rollin M. Dick..............    609,812(3)          7.9            30.81        2/23/09         4,186,298
Thomas J. Kilian............      5,447(3)           .1            30.81        2/23/09            37,393
Maxwell E. Bublitz..........      5,447(3)           .1            30.81        2/23/09            37,393

------------
(1) Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were: expected volatility of 35 percent, risk free rate of return of 5.6 percent, expected life of 4 years and a dividend rate of 2.2 percent. A discount of 25 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco's use of this model does not constitute an acknowledgement that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3) The options reported are non-qualified stock options which are exerciseable in full beginning six months after the date of grant. The options were granted as part of the Company's option exercise reload program. See Report of the Compensation Committee on Executive Compensation.

     The options granted to the Named Officers in 1999 were under the 1997 Plan. All outstanding options under the 1994 Stock Plan and the 1997 Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Stock Plan and the 1997 Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A "Change of Control" of Conseco is deemed to occur under the 1994 Stock Plan and the 1997 Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Exchange Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

     Ms. Cuneo and Messrs. Kilian and Bublitz have employment agreements with Conseco (see Employment Contracts and Change-in-Control Agreements). In the event of a Control Termination of any such employment agreement such Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by such Named Officer of all or any portion of the options then outstanding held by such Named Officer to purchase shares of Common Stock or successor securities ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the Put Price. The employment agreement with Ms. Cuneo provides that, to compensate her for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by her. Amounts to be paid to Mr. Kilian or Mr. Bublitz for Unexercised Options in the event of a Control Termination of his employment agreement are to be reduced by the exercise price of his Unexercised Options.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of Conseco are entitled to receive an annual fee of $50,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Non-employee Directors are eligible to participate in and receive annual awards of up to $30,000 under the 1994 Stock Plan. For 1999, 1,093 stock units were awarded under the 1994 Stock Plan to each of Dr. Decatur and Messrs. Coss, Gongaware, Harkins, Hathaway, Massey, Murray, Mutz and Nickoloff for his service as a Director. The Common Stock represented by the stock unit awards for 1999 had a market value of $12,330 on March 31, 2000 (the date of award). Such stock unit awards vest (assuming the Director continues in office) upon the earlier of: (i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The 1994 Stock Plan also provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant. Dr. Decatur and Messrs. Coss, Gongaware, Hathaway, Massey, Murray, Mutz and Nickoloff each received such a grant in 1999. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

     Mr. Harkins is serving as interim Chairman of the Board and Chief Executive Officer without additional compensation and is entitled to reimbursement of expenses incurred in such capacity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The current members of the Compensation Committee are Messrs. Massey, Murray and Hathaway. Mr. Massey serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee is a participant in the Purchase Plans described below. See Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Conseco has adopted stock purchase plans (the "Purchase Plans") to encourage direct, long-term ownership of Common Stock by Directors, executive officers and certain key employees. Purchases of Common Stock under the Purchase Plans were financed by personal loans made to the participants from banks. Such loans are collateralized by the Common Stock purchased. Approximately 170 Directors, officers and key employees of Conseco and its subsidiaries participated in the Purchase Plans and purchased an aggregate of approximately 19.0 million shares of Common Stock under the Purchase Plans. Conseco has guaranteed the bank loans but has recourse to the participants if it incurs a loss under the guarantees. The aggregate number of shares of Common Stock purchased by each Director and executive officer (or by affiliated trusts or limited partnerships) and the largest aggregate amount owed on the guaranteed bank loans during 1999 were as follows: Mr. Hilbert - 5,792,635 shares and $162,541,688; Ms. Cuneo -1,353,149 shares and $41,087,459;
Mr. Dick - 2,485,040 shares and $70,018,551; Mr. Coss - 421,261 shares and
$12,562,830; Dr. Decatur - 548,504 shares and $19,838,559; Mr. Gongaware -
800,000 shares and $24,871,750; Mr. Hathaway - 30,000 shares and $1,039,239; Mr.
Massey - 521,261 shares and $15,288,747; Mr. Murray - 3,303,506 shares and $99,670,606; Mr. Mutz - 40,000 shares and $1,317,539; Mr. Bublitz - 420,631 shares and $13,666,130; Mr. Kilian - 651,891 shares and $19,654,918; James S.
Adams - 651,891 shares and $19,977,609; Bruce A. Crittenden - 210,631 shares and $6,281,427; and John J. Sabl - 90,000 shares and $3,657,029. The dollar amounts disclosed in the preceding sentence also represent the outstanding principal balances as of May 8, 2000, except for Mr. Mutz, whose bank loan balance as of May 8, 2000 was $1,217,539. As a result of declines in the price of the Common Stock, the value of the shares of Common Stock pledged as collateral for the bank loans is substantially less than the amount of such loans. In addition, Conseco has agreed to provide loans to the participants for the interest payments payable on the guaranteed bank loans. The largest aggregate amounts owed on the interest-payment loans during 1999 were as follows: Mr. Hilbert $13,001,321; Ms. Cuneo $3,294,825; Mr. Dick $6,466,069; Mr. Coss $545,887; Dr.
Decatur $1,660,468; Mr. Gongaware $2,857,253; Mr. Hathaway $52,815; Mr. Massey $1,171,727; Mr. Murray $7,101,024; Mr. Mutz $123,362; Mr. Bublitz $945,622; Mr.
Kilian $1,140,364; Mr. Adams $1,172,264; Mr. Crittenden $273,129; and Mr. Sabl $384,351. As of May 8, 2000, the outstanding principal balances of the interest-payment loans were as follows: Mr. Hilbert $16,821,098; Ms. Cuneo $4,282,893; Mr. Dick $8,131,823; Mr. Coss $837,259; Dr. Decatur $2,154,217; Mr.
Gongaware $3,465,925; Mr. Hathaway $78,135; Mr. Massey $1,534,943; Mr. Murray $9,477,278; Mr. Mutz $155,199; Mr. Bublitz $1,277,257; Mr. Kilian $1,604,205;
Mr. Adams $1,645,968; Mr. Crittenden $418,819; and Mr. Sabl $479,497. The
interest payment loans bear interest at a variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility, and as of May 8, 2000, the interest rate was 6.54% per annum.

     In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan was evidenced by a secured promissory note. Such note was replaced with an unsecured promissory note dated May 13, 1996 which does not bear interest prior to maturity.

     In connection with a Retention Agreement between Conseco Finance Corp. and Mr. Crittenden, Conseco Finance Corp. made a $1,000,000 interest-free loan to Mr. Crittenden in July 1998. In July 1999 such loan was converted to a loan bearing interest at the rate of 7% per annum, which is due and payable upon the earlier of June 30, 2000 or the date of Mr. Crittenden's voluntary termination of employment with Conseco Finance Corp. In 1997 Conseco Finance Corp. (prior to its acquisition by Conseco) made loans to Mr. Crittenden and certain other of its executive officers in connection with their purchase of Conseco Finance Corp. common stock in the open market. The loan to Mr. Crittenden is evidenced by a note which bears interest payable annually at the rate of six percent. The outstanding principal balance of his note throughout 1999 was $201,693, and such note is due and payable upon the earlier of November 19, 2000 or 30 days after the date of his resignation or other termination of employment with Conseco Finance Corp.

     Under the noncompetition agreement between Mr. Coss and Conseco Finance Corp., he was entitled to the use of office space and secretarial and security services through February 2002. In November 1999, Mr. Coss and Conseco Finance Corp. agreed to discontinue these services in exchange for payments of $19,000 in 1999 and $171,600 in each of 2000, 2001 and 2002.

     On April 6, 2000, Conseco made a loan of $23 million to Mr. Hilbert, secured by a pledge of one million shares of Common Stock and the assignment of the rights to receive bonus, severance and other payments under his Employment Agreement with the Company. Such loan was due on April 5, 2001 and bore interest at an annual rate of 8.5 percent, payable quarterly. Such loan, together with accrued interest, was repaid in full on April 28, 2000. This loan was approved by the Board of Directors (with Mr. Hilbert abstaining). This loan reflected a variety of circumstances, including (i) the depressed market price for the Common Stock and margin calls resulting therefrom, (ii) the potential concerns that could be created by sales of Common Stock from margin of Mr. Hilbert, especially prior to the time the Company released its audited results for 1999 and (iii) the lack of opportunity for Mr. Hilbert to obtain alternate financing on an expedited basis to avoid such sales.

     On April 28, 2000, Conseco and Mr. Hilbert entered into an agreement pursuant to which Mr. Hilbert's employment was terminated. As contemplated by the terms of the Employment Agreement between Conseco and Mr. Hilbert, Mr. Hilbert received $49,382,165 (prior to required withholding for taxes), an amount equal to (i) five times his salary and the Non-Discretionary Amount (as defined in his Employment Agreement) for this year, less (ii) the amount due under the loan described in the preceding paragraph. Mr. Hilbert also received the bonus of $3,375,000 payable under his Employment Agreement for the first quarter of 2000. Conseco agreed to continue to treat Mr. Hilbert as though he were an employee/participant for purposes of the Purchase Plans and all of his loans relating to such plans remain outstanding.

     Conseco also entered into a consulting agreement with Mr. Hilbert pursuant to which Mr. Hilbert has agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Under the consulting agreement, Mr. Hilbert is entitled to receive $1,000 per year, health and dental insurance coverage for three years, continued security services at his home through December 31, 2000 and use of Conseco's jet aircraft for up to 20 round trips per year, subject to availability and the obligation to reimburse Conseco for such use on the same basis as Conseco charges its executives for such use. Mr. Hilbert also agreed not to compete with Conseco during the term of the consulting agreement.

     On April 27, 2000, Mr. Hilbert was granted options to purchase an aggregate of 2,000,000 shares of Common Stock (1,000,000 each under the 1994 Stock Plan and the 1997 Plan) at a price of $5.75 per share (the average of the high and low sales prices on the NYSE on such date). The options expire April 26, 2003.

     On April 28, 2000, Conseco and Mr. Dick entered into an agreement pursuant to which Mr. Dick's employment was terminated. As contemplated by the terms of the Employment Agreement between Conseco and Mr. Dick, Conseco agreed to pay Mr. Dick his salary of $250,000 per year through December 31, 2001 and he also received the bonus of $187,500 payable under his Employment Agreement for the first quarter of 2000. Conseco also agreed to continue to treat Mr. Dick as though he were an employee/participant for purposes of the Purchase Plans and all of his loans relating to such plans remain outstanding.

     Conseco also entered into a consulting agreement with Mr. Dick pursuant to which Mr. Dick has agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Under the consulting agreement, Mr. Dick is entitled to receive $1,000 per year, health and dental coverage for three years, and use of Conseco's jet aircraft for up to 10 round trips per year, subject to availability and the obligation to reimburse Conseco for such use on the same basis as Conseco charges its executives for such use. Mr. Dick also agreed not to compete with Conseco during the term of the consulting agreement.

     On April 27, 2000, Mr. Dick was granted options to purchase an aggregate of 600,000 shares of Common Stock under the 1997 Plan at a price of $5.75 per share. The options expire April 26, 2003.

                         BOARD MEETINGS AND COMMITTEES

     During 1999, the Board of Directors met or took action by written consent on 18 occasions. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

     The Board has a Compensation Committee which met or took action by written consent on 10 occasions during 1999. The Compensation Committee is authorized to set the compensation of the Company's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Board also has an Audit Committee, which held three meetings in 1999. The Audit Committee has general oversight responsibility with respect to Conseco's accounting and financial reporting activities, including meeting with Conseco's independent auditors and its chief financial and accounting officers to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table on pages 5 and 6. In addition, the Audit Committee oversees compliance programs of Conseco and its subsidiaries where such oversight is delegated by the Board of Directors or specified by contract. See Election of Directors.

     The Board of Directors does not have a nominating committee. Conseco's Bylaws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. The Bylaws specify the timing and content of the written notice that must be provided by any shareholder wishing to make a nomination for the election of a director. See Shareholder Proposals for 2001 Annual Meeting.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Conseco's Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1999 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act. To Conseco's knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to Conseco's officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 1999, except for Mr. Murray who filed two late reports covering a total of ten transactions. Those transactions related to the issuance of an aggregate of 2,472 stock units (each representing one share of Common Stock) in lieu of the cash payment of quarterly director fees.

                                   PROPOSAL 2

                              SHAREHOLDER PROPOSAL

     The American Federation of State, County and Municipal Employees, AFL-CIO, Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036-5687, beneficial owner of 4,500 shares of Common Stock, has submitted the following proposal:

     Resolved: That the shareholders of Conseco, Inc. ("Conseco" or the "Company") hereby urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

     We believe the election of Directors is the most powerful way Conseco shareholders influence the strategic direction of our Company. Currently the Board of Conseco is divided into three classes, one with three members and two with four. Each class serves staggered three-year terms. Because of this structure shareholders may only vote on roughly one third of the Directors each year.

     In December of last year Conseco announced a reduction of its quarterly dividend and predicted lower operating earnings for this year. As of December 17th the stock price of our Company had reached a three-year low of $17.50, a 70% decline from its 1998 high. We believe much of this decline stems from investors' concerns about the high price Conseco paid for Green Tree Financial Corp. in 1998. We are not convinced that Green Tree's operations will contribute consistent earnings in the future.

     The staggered term structure of Conseco's Board is not in the best interest of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Now is a prudent time to have all Directors annually accountable to shareholders, given the strategic challenges and poor share price performance outlined above.

     We feel that annual accountability can serve to focus our Directors more closely on the performance of top executives and on increasing shareholder value. Annual elections of all Directors give shareholders the power to either completely replace their Board, or replace a majority of Directors, if a situation arises which warrants such drastic action. We do not believe destaggering the Board of Conseco will be destabilizing to our Company or impact the continuity of Director service. Our Directors, as well as the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

     There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

     A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a total of 23 companies, including Boeing, Bristol-Myers Squibb, U.S. West, Eastman Kodak and Kimberly-Clark.

     FOR A GREATER VOICE IN THE GOVERNANCE OF CONSECO AND ANNUAL ELECTIONS FOR ALL DIRECTORS WE URGE SHAREHOLDERS TO VOTE YES ON THIS PROPOSAL!

                            STATEMENT IN OPPOSITION

     The Board of Directors believes that this proposal is not in the best interest of the Company or its shareholders.

     The proponent suggests that a classified board reduces accountability and is an unnecessary anti-takeover device. The Board does not agree. When considered in the fuller context of the nature of the Company's business, its strategy and its overall corporate governance, the classified board is important to the Company's ability to enhance shareholder value by delivering on its long-term goals.

     The Company's method for electing directors, with the Board divided into three classes of directors serving staggered three-year terms, was authorized by the Company's shareholders in 1989. Similar procedures for the staggered election of directors have been adopted by many major corporations and, in fact, more than half of the other S&P 500 companies provide for the election of their directors in this manner. The Board believes this method of electing directors provides important benefits for the Company:

          - It promotes continuity and stability of leadership on the Board. Because at least two meetings of shareholders will be required to replace a majority of the Board, a majority of directors will be experienced and familiar with the Company's business operations and strategies at any given time. Board classification also helps prevent abrupt changes in policy or direction that might result if the entire Board were elected each year. Such changes could impair the Company's ability to achieve its long-term strategic goals, and thus might deprive the shareholders of the ability to realize the maximum value of their investment.

          - In an unsolicited takeover attempt, the classified Board structure helps prevent a sudden change of control and gives the Board critically needed time and bargaining power to negotiate a better offer from the acquirer, to consider alternatives and to ensure that shareholder value is maximized.

     The classified Board serves the Company and its shareholders well by fostering a strong, stable, informed and experienced Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the independent accountants to audit the financial statements of Conseco for 1999 and has been selected by the Board of Directors to serve as such for 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 2001 Annual Meeting must be received by Conseco by January 23, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2001 Annual Meeting. In addition to the SEC rules concerning shareholder proposals, the Company's Bylaws establish advance notice procedures as to: (i) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors; and (ii) the nomination, other than by the Board of Directors or a committee appointed by the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at the 2001 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

                                 ANNUAL REPORT

     Conseco's Annual Report for 1999 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                 OTHER MATTERS

     Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors
                                          JOHN J. SABL
                                          Secretary
May 23, 2000

--------------------------------------------------------------------------------

                                 CONSECO, INC.
                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies James S. Adams, Thomas J. Kilian and Ngaire E. Cuneo, or any of them, with full power of substitution, to vote all shares of Common Stock with such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 23, 2000, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1. Election of Lawrence M. Coss, Thomas M. Hagerty, James D. Massey and Dennis
E. Murray, Sr. as Directors for three-year terms expiring in 2003.

  [ ] FOR (except as shown on the line)     [ ] WITHHELD (as to all nominees)

(To withhold authority to vote for single nominee, write that nominee's name on this line:)

--------------------------------------------------------------------------------
2. Shareholder proposal to eliminate the classification of the Board of
Directors.
                 [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

--------------------------------------------------------------------------------


THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSAL LISTED IN ITEM 2.



                                      Please sign below exactly as your name
                                      appears on the label. When signing as
                                      attorney, corporate officer or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated May 23, 2000.

                                      Signature(s):

                                      ----------------------------------------

                                      Dated:

                                      --------------------------------- , 2000

                                             PLEASE DATE, SIGN AND
                                               RETURN THIS PROXY
                                                    PROMPTLY

--------------------------------------------------------------------------------

                                 CONSECO, INC.
                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies James S. Adams, Thomas J. Kilian and Ngaire E. Cuneo, or any of them, with full power of substitution, to vote all shares of Series F Common-Linked Convertible Preferred Stock with such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 23, 2000, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1. Election of Lawrence M. Coss, Thomas M. Hagerty, James D. Massey and Dennis
E. Murray, Sr. as Directors for three-year terms expiring in 2003.

  [ ] FOR (except as shown on the line)     [ ] WITHHELD (as to all nominees)

(To withhold authority to vote for single nominee, write that nominee's name on this line:)

--------------------------------------------------------------------------------
2. Shareholder proposal to eliminate the classification of the Board of
Directors.
                 [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

--------------------------------------------------------------------------------


THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSAL LISTED IN ITEM 2.



                                      Please sign below exactly as your name
                                      appears on the label. When signing as
                                      attorney, corporate officer or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated May 23, 2000.

                                      Signature(s):

                                      ----------------------------------------

                                      Dated:

                                      --------------------------------- , 2000

                                             PLEASE DATE, SIGN AND
                                               RETURN THIS PROXY
                                                    PROMPTLY